Exhibit 99.1

CONTACTS:

Andrew W. Hasley	Timothy K. Zimmerman	Susan A. Parente
President	Senior Executive Vice President	Executive Vice President
Chief Executive Officer	Chief Operating Officer	Chief Financial Officer
412.856.0363	412.856.0363	412.856.0363

RELEASE DATE: July 30, 2020

STANDARD AVB FINANCIAL CORP. ANNOUNCES SECOND QUARTER EARNINGS AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – July 30, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced earnings for the quarter ended June 30, 2020 of $1.1 million, or $0.25 per basic share, compared to $2.1 million, or $0.45 per basic share, for the quarter ended June 30, 2019. The Company announced earnings for the six months ended June 30, 2020 of $2.2 million, or $0.50 per basic share, compared to $4.3 million, or $0.92 per basic share, for the six months ended June 30, 2019. The decrease in earnings for both periods resulted primarily from a higher provision for loan losses, equity fair value adjustments and lower interest income, partially offset by lower interest expense, lower income taxes and higher net loan sale gains and referral fees. The Company’s annualized return on average assets and average equity was 0.44% and 3.20%, respectively, for the quarter ended June 30, 2020 compared to 0.85% and 6.00%, respectively, for the quarter ended June 30, 2019. The Company’s annualized return on average assets and average equity was 0.45% and 3.17%, respectively, for the six months ended June 30, 2020 compared to 0.88% and 6.17%, respectively, for the six months ended June 30, 2019.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of August 10, 2020 and will be paid on August 24, 2020.

Andrew W. Hasley, President & CEO, stated, “While we are disappointed in our net income, we are operating in unprecedented times which has resulted in a very unstable and deteriorating economy and ongoing equity market disruptions. We continue to experience pressure on the interest rate margin due to the current historically low interest rate environment.

As a result of the severity and length of the downturn, the Bank increased its loan loss reserves by an additional $2.2 million through June 30, 2020. Additionally, the Bank recognized a loss of $790,000 through June 30, 2020 related to equity fair market adjustments on community bank stocks held in our investment portfolio. We remain committed to controlling expenses and maximizing earnings from sources other than net interest income including residential loan sale gains and referral fees which increased for the three and six month periods.

While there has been decisive action taken by the Federal government and the Federal Reserve System to offset the negative impact of COVID-19, there remains great uncertainty regarding the future direction of the economy and how COVID-19 will ultimately impact local businesses, consumers and our neighborhoods. Standard Bank ended June with a greater capacity to absorb losses with an increased level of allowance for loan losses, regulatory capital well in excess of proscribed minimums and an abundance of liquidity. Based upon these factors, the Company made the decision to maintain our dividend at this time.”

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets at June 30, 2020 increased $76.7 million, or 7.8%, to $1.1 billion, from $984.4 million at December 31, 2019. The increase in total assets included an increase in cash and cash equivalents of $42.0 million, or 129.5%, an increase in loans receivable of $29.2 million, or 4.1%, and an increase in investment securities of $3.4 million, or 2.1%. The increase in cash and cash equivalents was primarily the result of an increase in deposits during the period which is further broken down below. The increase in loans receivable was due in large part to $41.0 million in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that were booked in the second quarter partially offset by prepayments and residential loan sales.

Total deposits at June 30, 2020 increased by $56.7 million, or 7.7%, to $791.1 million from $734.4 million at December 31, 2019. The increase resulted from a $73.1 million, or 15.0%, increase in demand and savings accounts partially offset by a $16.5 million, or 6.7%, decrease in time deposits. The increase in demand and savings accounts was primarily the result of PPP loan proceeds deposited into customer accounts but not yet drawn. Borrowed funds increased by $13.0 million, or 12.7% to $115.9 million at June 30, 2020 from $102.8 million at December 31, 2019. The increase was primarily due to new Federal Home Loan Bank advances entered into during the period, partially offset by the repayment of a maturing long-term advance as well as pay downs on amortizing long term advances during the period.

Stockholders’ equity increased by $879,000, or 0.6% to $142.7 million at June 30, 2020 from $141.8 million at December 31, 2019. The increase was the result of net income earned during the period as well as an increase in accumulated other comprehensive income partially offset by dividends paid and stock repurchased during the period. The Company temporarily suspended its stock repurchase plan on March 19, 2020.

Non-performing loans at June 30, 2020 were $3.6 million, or 0.48% of total loans compared to $2.7 million, or 0.38% of total loans at December 31, 2019.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law on March 27, 2020, and provided for over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. The CARES Act authorized the SBA to temporarily guarantee loans under a new 7(a) loan program, the PPP. As a qualified SBA lender, the Company was automatically authorized to originate PPP loans. As of June 30, 2020, Standard Bank had received approval from the SBA for 399 PPP loans totaling $41.8 million which generated $1.6 million in fees to be recognized over the life of the loans. We continue to make these loans available to customers and noncustomers.

The Company is also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to defer loan payments. As of June 30, 2020, the Bank had granted payment deferrals for 414 commercial loans totaling $133.3 million and 187 consumer loans totaling $25.3 million. All of these loans were initially provided a deferral period of 90 days. The Company remains fully committed to serving our customers and communities and our relationship managers have actively reached out to our loyal customer base offering PPP loans and loan payment deferrals, as needed.

It is anticipated that certain industries will continue to suffer losses as a result of the COVID-19 pandemic. The Bank’s loan portfolio consists of commercial real estate, commercial business loans and residential loans that may be primarily impacted. The largest commercial loan concentrations are to the lessors of residential properties and the lessors of nonresidential properties representing 33.0% and 22.9% of the commercial loan portfolio at June 30, 2020, respectively.

OPERATING RESULTS OVERVIEW

Net interest income was $6.8 million for the three months ended June 30, 2020 compared to $7.2 million for the three months ended June 30, 2019. Net interest income was $13.6 million for the six months ended June 30, 2020 compared to $14.3 million for the six months ended June 30, 2019. The net interest margin for the three months ended June 30, 2020 was 2.83%, compared to 3.12% for the same period in the prior year. The net interest margin for the six months ended June 30, 2020 was 2.92%, compared to 3.17% for the same period in the prior year. The decreases in net interest income and net interest margin for both periods were primarily due to a decrease in the yield on interest-earning assets partially offset by a decrease in the cost of interest-bearing liabilities and an increase in the balance of interest-earning deposits.

A provision for loan losses of $1.6 million was recorded for the three months ended June 30, 2020, compared to $181,000 for the three months ended June 30, 2019. A provision for loan losses of $2.2 million was recorded for the six months ended June 30, 2020, compared to $290,000 for the six months ended June 30, 2019. The increased provision for loan losses for both the quarter and year to date periods was impacted by the increasing concern over the pandemic’s impact on the local, regional and national economy as well as the hotel sector where it was determined necessary to build reserves.

Noninterest income totaled $1.3 million for the quarter ended June 30, 2020, compared to $1.1 million for the quarter ended June 30, 2019. The increase in noninterest income for the three months ended June 30, 2020 was primarily the result of an increase in residential loan sale gains and referral fees partially offset by a decrease in the net equity securities fair value adjustment. Noninterest income totaled $1.9 million for the six months ended June 30, 2020, compared to $2.2 million for the six months ended June 30, 2019. The decrease in noninterest income for the six months ended June 30, 2020 was primarily the result of a decrease in the net equity securities fair value adjustment partially offset by an increase in the loan sale gains and referral fees.

Noninterest expenses totaled $5.2 million for the quarter ended June 30, 2020, compared to $5.4 million for the quarter ended June 30, 2019. The decrease in noninterest expenses for the three months ended June 30, 2020 was primarily the result of a decrease in compensation and employee benefits due to the deferral of compensation costs related to the origination of PPP loans during the period. Noninterest expenses totaled $10.7 million for the six months ended June 30, 2020, compared to $10.9 million for the six months ended June 30, 2019. The decrease in noninterest expenses for the six months ended June 30, 2020 was primarily the result of a decrease in federal deposit insurance expense and core deposit amortization partially offset by an increase in other operating expenses. The lower federal deposit insurance expense during the period was due to the application of small bank credits to the first and second quarter 2020 assessments.

Income tax expense totaled $174,000 for the quarter ended June 30, 2020, compared to $587,000 for the quarter ended June 30, 2019. Income tax expense totaled $368,000 for the six months ended June 30, 2020, compared to $1.1 million for the six months ended June 30, 2019. The decrease in income tax expense was primarily the result of a decrease in taxable income as well as a lower effective tax rate for the period.

Standard AVB Financial Corp., with total assets of $1.1 billion at June 30, 2020, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain reopened. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard AVB Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest and Dividend Income	$8,684	$9,501	$17,720	$18,813
Interest Expense	1,878	2,338	4,085	4,501
Net Interest Income	6,806	7,163	13,635	14,312
Provision for Loan Losses	1,620	181	2,170	290
Net Interest Income after Provision for Loan Losses	5,186	6,982	11,465	14,022
Noninterest Income	1,335	1,093	1,870	2,231
Noninterest Expenses	5,210	5,390	10,720	10,857
Income before Income Tax Expense	1,311	2,685	2,615	5,396
Income Tax Expense	174	587	368	1,130
Net Income	$1,137	$2,098	$2,247	$4,266

Earnings Per Share - Basic	$0.25	$0.45	$0.50	$0.92
Earnings Per Share - Diluted	$0.25	$0.44	$0.49	$0.90
Annualized Return on Average Assets	0.44%	0.85%	0.45%	0.88%
Average Assets	$1,036,798	$984,482	$1,006,170	$976,772
Annualized Return on Average Equity	3.20%	6.00%	3.17%	6.17%
Average Equity	$142,317	$140,239	$142,127	$139,431
Efficiency Ratio	61.73%	63.64%	64.16%	63.72%
Net Interest Spread	2.55%	2.78%	2.62%	2.83%
Net Interest Margin	2.83%	3.12%	2.92%	3.17%
Annualized Noninterest Expense to Average Assets	2.02%	2.20%	2.14%	2.24%

FINANCIAL CONDITION DATA:	June 30,	December 31,
	2020	2019
Total Assets	$1,061,381	$984,387
Cash and Cash Equivalents	74,414	32,427
Investment Securities	167,971	164,566
Loans Receivable, Net	742,179	712,965
Deposits	791,075	734,406
Borrowed Funds	115,872	102,838
Total Stockholders' Equity	142,727	141,848

Book Value Per Share	$30.62	$30.25
Tangible Book Value Per Share	$24.73	$24.34

Allowance for Loan Losses	$6,968	$4,882
Non-Performing Loans	$3,606	$2,716
Allowance for Loan Losses to Total Loans	0.93%	0.68%
Allowance for Loan Losses to Non-Performing Loans	193.23%	179.75%
Non-Performing Assets to Total Assets	0.39%	0.32%
Non-Performing Loans to Total Loans	0.48%	0.38%